Exhibit 97

POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

(INCENTIVE COMPENSATION CLAWBACK POLICY)

REGULATORY FRAMEWORK

IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), a company registered with the Securities and Exchange Commission (“SEC”) and listed on the New York Stock Exchange (“NYSE”), in compliance with Section 10 D of the Securities Exchange Act of 1934 and Rule 10D-1 that implements the requirements of Section 954 of the Dodd-Frank Act, issues this Policy for the Recovery of Erroneously Awarded Compensation.

For the enforcement of this policy, legislation in force as of the date of this Policy must be taken into account, especially Law 20,744 on Employment Contracts, enacted in September 1974.

PURPOSE

The purpose of the Policy for the Recovery of Erroneously Awarded Compensation (“the Policy”) in cash or in kind, obtained by the Covered Executive Officers, as such term is defined below, is to establish the recovery of incentive-based compensation erroneously awarded (or “Erroneous Compensation”) to such Executive Officers, as a consequence of the restatement of the Financial Statements, due to a material error.

The Board of Directors shall have full authority to interpret and implement this policy, and may, if applicable, supplement it with any other recovery policy and procedure that the Company may adopt from time to time.

ADMINISTRATION

This policy shall be administered by the Board of Directors, which shall be authorized to make all necessary and advisable determinations to attain the recovery of any Erroneous Compensation, in accordance with this policy.

SCOPE

This policy applies to all Executive Officers (“Covered Executive Officer(s)”) who are currently employed or have been employed as such at any time during a service period in connection with which they receive or may have received incentive-based Compensation, if such incentive-based Compensation:

a)

was received during the last three completed fiscal years or any applicable transition period preceding the date on which the Company is required to prepare a restatement of the financial statements (regardless of whether they are filed or not), and

b)	constitutes an Erroneous Compensation.

To determine the clawback period mentioned in a) above, the date on which the Company is required to prepare a restatement in accordance with this policy, shall be the earlier to occur of:

i)

the date on which the Board of Directors, a committee thereof or any of the Company’s executive officer/s authorized to take such action, if the Board of Directors is not required to do so, concluded or should have concluded that the Company is required to prepare a restatement, or

ii)	the date on which a court, regulator or other legally authorized body directs the Company to prepare the restatement of the Financial Statements.

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METHODS OF RECOVERY

The Board of Directors shall effect recovery of any Erroneous Compensation in order to comply with this Policy, by determining, at its discretion, one or more methods to recover any awarded compensation, making all efforts to do so  and seeking the most appropriate measures for recovery, which may include, without limitation: a) requiring cash reimbursement, b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based award, c) offsetting the amount to be recovered against any compensation otherwise owed by the Company to the Covered Executive Officer, and d) taking any other remedial and recovery action permitted by law, as determined by the Board of Directors.

If the Covered Executive Officer refuses to pay the Company an amount equal to the Erroneous Compensation, the Company shall have the right to demand reimbursement and enforce the Covered Executive Officer's obligation to make payment through the reduction or cancellation of any outstanding and future compensation. Any such reduction, cancellation or forfeiture of compensation will be made in accordance with applicable laws.

INDEMNIFICATION PROHIBITION

The Company shall not indemnify any Covered Executive Officer against the loss of any erroneously awarded incentive-based compensation subject to recovery under this Policy. Consequently, any reimbursement by the Company for insurance premiums covering losses incurred under this policy shall be considered indemnification under this section.

EXCEPTIONS TO THE RECOVERY REQUIREMENT

The recovery of Erroneous Compensation in accordance with this Policy shall not apply if one of the following conditions is satisfied, and a majority of the Independent Directors that make up the Board of Directors or the Remuneration Committee, if any, determine that recovery is impracticable. Such conditions are:

1.

the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. This condition shall be applicable only after making a reasonable attempt to recover such Erroneous Compensation, documenting those attempts and providing that documentation to the controlling body.

2.

recovery would violate home country law where said law was adopted prior to November 28, 2022. To enforce this condition, an opinion must be obtained from a home country counsel, acceptable to the controlling body, that recovery would result in said violation and such opinion shall be provided to the applicable controlling body.

FINAL DECISION OF THE BOARD OF DIRECTORS

Any decision of the Board in relation to this Policy shall be final, conclusive and binding for all interested parties.

AMENDMENT TO THE RECOVERY POLICY

This Policy may be amended by the Board of Directors to the extent permitted under current regulations.

NO EXCLUSION OF RIGHTS

The provisions of this Policy shall not be construed as limiting the right of the Company or its Board of Directors to seek additional remedies or rights of recoupment under any other similar policy adopted by the Company or under any compensation plans, award agreements, employment agreements or similar agreements of the Company or under the provisions of any law, rule or regulation that may require or permit recovery to a greater extent or with respect to additional compensation, as required by the Company, compared to this Policy (but without duplication of any recovery already made relating to Erroneous Compensation, in accordance with this Policy).

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TERMS AND DEFINITIONS

-	SECURITIES EXCHANGE ACT OF 1934 means the act that created the Securities and Exchange Commission (SEC) under section 4 thereof.

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ERRONEOUSLY AWARDED COMPENSATION means the amount of the incentive-based compensation actually received that exceeds the amount of the incentive-based compensation that otherwise would have been received if it had been determined based on the restated amounts, computed without regard to any taxes withheld from the employee.

In the case of incentive compensation based on stock price or total shareholder return, where the compensation amount was erroneously awarded, it is not subject to mathematical recalculation directly from the information in the restatement.

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COVERED EXECUTIVE OFFICERS means the Executive Officers to whom this Policy applies, as mentioned under SCOPE above and referred to in this document as “COVERED EXECUTIVE OFFICERS.” The term refers to the members of the Senior Management, including those who have an important role in the preparation of financial information, as well as those in charge of formulating the Company's policies, to the extent that all of them are subject to obtaining and receiving incentive-based compensation.

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INCENTIVE-BASED COMPENSATION means any incentive-based compensation (cash or stock) that is granted, earned or vested, in whole or in part, upon the attainment of a Financial Reporting Measure, including but not limited to performance bonuses and long-term incentive awards, such as stock options.

For the avoidance of doubt, incentive-based compensation does not include (i) awards granted and recognitions earned exclusively after completion of a specified period of employment, without any performance condition and (ii) bonus awards that are discretionary or based on goals and objectives not related to Financial Reporting Measures.

Notwithstanding the foregoing, compensation amounts will not be considered “Incentive-Based Compensation” for purposes of this Policy unless such Compensation is received: 1) while the Company’s marketable securities are listed on the NYSE, and 2) as from October 2, 2023, i.e. the effective date of the rules referred to in the regulatory framework.

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FINANCIAL REPORTING MEASURES means measures that are determined and presented in accordance with the accounting principles used in the preparation of the issuer's financial statements and any measures that are derived in whole or in part from such measures.

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RESTATEMENT OF FINANCIAL STATEMENT means an accounting restatement due to a material error/non-compliance by the Company with any financial reporting requirement under the listing standards, including any accounting restatement required to correct an error in previously issued Financial Statements that is material to those financial statements or that would be material if the error were corrected or not corrected in the current period.

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EFFECTIVE DATE	NOVEMBER 29, 2023

APPROVED BY

IRSA’S BOARD OF DIRECTORS	NOVEMBER 29, 2023

VERIFIED BY

OFFICE	NAME
Chief Compliance Officer	Walter Vallini
Legal Advisors - Estudio Zang	Carolina Zang - Laura Barbosa
Corporate Governance	Olga Gómez Lemos

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